                                                                    Exhibit 99.1


[TRANSACT LOGO]


                  TRANSACT TECHNOLOGIES REPORTS FOURTH QUARTER
                           AND FULL YEAR 2003 RESULTS

                  RAISES FULL YEAR FINANCIAL GUIDANCE FOR 2004

- Fourth quarter 2003 net revenue increased to $14.7 million, 60% year over year growth; Full year 2003 net revenue increased to $52.1 million, 32% year over year growth

- Gaming and lottery revenues increased 106% in the fourth quarter versus the fourth quarter of the previous year, with full year 2003 gaming and lottery revenues up nearly 50%

- Point of sale (POS) and banking revenues increased 17% in the fourth quarter versus the fourth quarter of the previous year, with full year POS and banking revenues up 12%

- Full year 2004 financial guidance raised with net revenue in the range of $62 million to $64 million, and net income in the range of $0.68 to $0.74 per share

      Wallingford, CT, March 4, 2004 - TransAct Technologies Incorporated (Nasdaq: TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the fourth quarter and full year ended December 31, 2003.

      Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies, said, "2003 was a strong year for TransAct, as we benefited from high growth in the gaming and lottery portion of our business, a pick-up in the POS and banking market, and growth in our aftermarket business. We believe the momentum in these markets will continue to accelerate through 2004. Importantly, our dramatically improved operating results underscore the powerful leverage we have worked so hard to achieve in our business over the past few years. Our efforts have clearly paid off and position TransAct for continued growth."

Net revenue for the fourth quarter ended December 31, 2003 increased 60% to $14.7 million, from $9.2 million in the same period a year ago. The growth was primarily due to strength in the gaming and lottery portion of TransAct's business, which had revenue growth of 106% in the fourth quarter of 2003 versus the fourth quarter of the previous year. The strong growth in this market is a result of the continued rollout of ticket-in/ticket-out slot machines in the U.S. TransAct also experienced revenue growth in the POS and banking market, and in its spare parts, consumables and services business.

During the fourth quarter of 2003, the Company increased its restructuring accrual by $1,128,000 to provide for the remaining lease costs associated with its manufacturing facility in Wallingford, CT, which was substantially closed in 2001. After expanded efforts, the Company determined that because of the continuing regional decline in the commercial real estate market during 2003, it was unlikely that the Company would be able to sublease the facility, which has a lease term that expires in March 2008. During 2002, the Company recorded a restructuring charge of $958,000. Also, based on the likely outcome of current negotiations, the Company recorded an additional charge to cost of sales of $740,000 in the fourth quarter of 2003, in connection with the estimated expense for the use of certain third party patented technology prior to December 31, 2002. The Company initially recorded a charge of $160,000 in 2002 related to this matter, bringing the total amount accrued for this patent issue to $900,000. Although settlement negotiations are continuing, the Company believes that the total amount accrued reflects the best estimate of the expense related to the past usage of third party patented technology.

The net loss in the fourth quarter of 2003, in accordance with accounting principles generally accepted in the United States (GAAP), was ($201,000) or ($0.05) per share, compared to a GAAP net loss of ($143,000) or ($0.04) per share, in the fourth quarter of 2002. Included in the GAAP results for the fourth quarter of 2003 are the two charges totaling $1.9 million, as described above, which reduced earnings per diluted share by $0.19. Excluding the restructuring and patent-related charges for 2003 and 2002, pro-forma net income in the fourth quarter of 2003 was $1.0 million or $0.14 per diluted share, compared to a pro-forma net loss in the fourth quarter of 2002 of ($41,000) or ($0.02) per share. For further information regarding the presentation of pro forma non-GAAP financial measures, please refer to the "Financial Presentation" paragraph below. The Company had provided fourth quarter guidance in November 2003 projecting revenues of approximately $13 million to $14 million with net income of approximately $0.10 to $0.13 per share.

Net revenues for the full year ended December 31, 2003 increased 32% to $52.1 million, from $39.5 million in 2002. Gaming and lottery revenues were up nearly 50% in 2003, compared to 2002. In addition, the Company benefited from growth in its POS and banking market. During the year, TransAct announced several major wins, particularly in the banking market with the introduction of its BANKjet(R) line of printers. Revenues from spare parts, consumables and services increased 22% for the full year 2003, compared to 2002. TransAct's higher printer volumes and focus on this growing source of recurring revenue contributed to the increase in aftermarket sales. The Company's GAAP net income for the full year 2003 was $1,528,000 or $0.19 per diluted share, compared with a GAAP net loss for the full year 2002 of ($692,000) or ($0.19) per share. Excluding the restructuring and patent-related charges for 2003 and 2002 described above, the Company's pro-forma net income for the year ended December 31, 2003 was $2,738,000 or $0.38 per diluted share, compared to pro-forma net income for the year ended December 31, 2002 of $24,000 or a ($0.06) loss per share. The per share amounts in the fourth quarter and full year 2003 and 2002 are after giving effect to preferred stock dividends and accretion charges.

Richard L. Cote, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "Operationally, this was an important year for TransAct as our results validated the growth and operational strategies we have been executing. Gross margin, excluding the patent-related charges, improved to 32.8% in the fourth quarter of 2003 from 25.5% in the fourth quarter


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
of 2002, and to 31.2% for the full year 2003 from 26.3% for the full year 2002. This was the result of overall higher revenues, favorable product mix and our ongoing cost controls. We expect to see further margin improvement as the volume of product running through our factory increases. We are seeing productivity improvement in our operations as well. For example, a key productivity measure is sales per employee, which grew 11% in 2003. We expect further productivity gains in 2004. Also, our cash flow in 2003 was strong, enabling us to exit 2003 almost debt free. In fact, in January 2004, we were able to pay off the $420,000 remaining on our term loan. We now have cash in the bank and no debt."

Shuldman continued, "We expect growth in the gaming and lottery market will continue to be driven by many factors. The major factor is the rapid deployment of coinless slot machines at casinos worldwide. For example, Foxwoods Resort Casino, the largest resort casino in the world, selected TransAct's Series 850 line of thermal printers in the fourth quarter on an exclusive basis to upgrade all 6,500 slot machines as part of its transition to coinless gaming. In addition to the growth we are expecting in North America over the next three years, we are now starting to see the international markets move toward the ticket-in/ticket-out concept, specifically in Australia and Europe. The present addressable worldwide market has expanded to over one million slot machines, providing significant opportunity for future growth. Another driver is the expected growth in our video lottery terminal (VLT) or racino market, as state governments approve slot machines at racetracks to make up for budget shortfalls. Finally, we continue to benefit from our strong relationship with GTECH, where we provide one-stop shopping to GTECH for its lottery system printers."

"On the POS and banking side of our business, we are extremely pleased with the pick-up in this market. Our POSjet(R) printers continue to be selected as the printer of choice from retail and banking customers worldwide, given the considerable benefits they offer. The primary driver of growth in this market is our ability to print color on receipts, creating a powerful marketing tool for our customers. Adding to this, our BANKjet 1500 printer continues to be widely adopted by major financial institutions, as banks refocus their businesses on local branches. We also expect the government's Check 21 initiative will drive increased BANKjet printer volumes as we move through 2004. In addition, our after-market business has become a major focus at TransAct, as we see this portion of our business contributing significantly to our revenue base over the next several years. Importantly, the increased printer sales we achieved in 2003 will deliver future recurring revenues through spare parts, services and consumables."

LOOKING FORWARD
Shuldman concluded, "We enter 2004 confident in our outlook. Our projections for 2004 are based on the steady growth of the casino market worldwide, the continued improvement in the POS and banking business, and growth in our aftermarket business. Overall, we expect revenues for 2004 will be in the range of $62 million to $64 million, with net income in the range of $0.68 to $0.74 per share. For the first quarter of 2004 we anticipate revenues will be over $15 million, with net income of approximately $0.16 per diluted share."

FINANCIAL PRESENTATION
The Company has provided pro-forma non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations. The pro-forma non-GAAP measures exclude the effects in fiscal 2003 and 2002 of the restructuring charges and the expense related to the use of certain third party patent technology for years prior to December 31, 2002. These charges have been excluded from pro-forma non-GAAP financial measures, as management does not believe that they are representative of underlying trends in the Company's performance. Their exclusion provides investors and others with additional information to more readily assess the Company's operating results. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

INVESTOR CONFERENCE CALL/WEBCAST DETAILS
TransAct will review detailed fourth quarter and full year 2003 results and forward guidance on Thursday, March 4 at 5PM EST. The conference call-in number is 973-582-2706. A replay will be available from 8PM EST on March 4 through 12AM EST, March 11. The replay number is 973-341-3080. The confirmation number is 4454618. Investors can access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED
TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ITHACA(R) and MAGNETEC(R) names. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

CONTACTS:
Richard L. Cote, Chief Financial Officer, 203-269-1198 Ext. 6020 or David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021 both with The Ruth Group

                                      # # #

FORWARD-LOOKING STATEMENTS:
The Company's forward-looking statements in this press release are subject to a number of risks and uncertainties. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on third parties for sales outside the United States, including Australia, New Zealand; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products, risks associated with foreign operations; risks associated with the determination of payments to a competitor that has advised the Company that certain of its printers may use the competitor's patents; availability of third- party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

                               - TABLES FOLLOW -

                       TRANSACT TECHNOLOGIES INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                 Three months ended December 31,                Three months ended December 31,
(In thousands, except per share amounts)                       2003                                            2002
                                              ----------------------------------------      ----------------------------------------
                                                GAAP           Adjust-       Pro Forma        GAAP           Adjust-       Pro Forma
                                                Basis           ments          Basis          Basis           ments          Basis
                                              --------        -------        --------       --------        -------        -------
Net sales                                     $ 14,660        $    --        $ 14,660       $  9,163        $    --        $ 9,163
Cost of sales                                   10,589           (740)a         9,849          6,987           (160)a        6,827
                                              --------        -------        --------       --------        -------        -------
Gross profit                                     4,071            740           4,811          2,176            160          2,336
                                              --------        -------        --------       --------        -------        -------
     Gross margin                                 27.8%           5.0%           32.8%          23.8%           1.7%          25.5%
Operating expenses:
   Engineering, design and product
    development costs                              619             --             619            517             --            517
   Selling and marketing expenses                1,466             --           1,466            950             --            950
   General and administrative expenses           1,167             --           1,167            886             --            886
   Business consolidation and
    restructuring expenses                       1,128         (1,128)b            --             --             --             --
                                              --------        -------        --------       --------        -------        -------
                                                 4,380         (1,128)          3,252          2,353             --          2,353
                                              --------        -------        --------       --------        -------        -------
Operating income (loss)                           (309)         1,868           1,559           (177)           160            (17)
                                              --------        -------        --------       --------        -------        -------
Other income (expense):
   Interest, net                                   (27)            --             (27)           (44)            --            (44)
   Write-off of deferred financing costs            --             --              --             --             --             --
   Other, net                                      (64)            --             (64)            (2)            --             (2)
                                              --------        -------        --------       --------        -------        -------
                                                   (91)            --             (91)           (46)            --            (46)
                                              --------        -------        --------       --------        -------        -------
Income (loss) before income taxes                 (400)         1,868           1,468           (223)           160            (63)

Income taxes (benefit)                            (199)           658 c           459            (80)            58 c          (22)
                                              --------        -------        --------       --------        -------        -------
Net income (loss)                                 (201)         1,210           1,009           (143)           102            (41)
Dividends and accretion on preferred
   stock                                           (89)            --             (89)           (89)            --            (89)
                                              --------        -------        --------       --------        -------        -------
Net income (loss) available to common
 shareholders                                 $   (290)       $ 1,210        $    920       $   (232)       $   102        $  (130)
                                              ========        =======        ========       ========        =======        =======
Net income (loss) per share:
     Basic                                    $  (0.05)                      $   0.16       $  (0.04)                      $ (0.02)
                                              ========                       ========       ========                       =======
     Diluted                                  $  (0.05)                      $   0.14       $  (0.04)                      $ (0.02)
                                              ========                       ========       ========                       =======
Shares used in per share calculation:
     Basic                                       5,914                          5,914          5,664                         5,664
                                              ========                       ========       ========                       =======
     Diluted                                     5,914                          6,495          5,664                         5,664
                                              ========                       ========       ========                       =======





                   SUPPLEMENTAL INFORMATION - SALES BY MARKET:

                               Three months ended            Year ended
                                   December 31,              December 31,
                               -------------------      --------------------
                                 2003        2002        2003          2002
                                 ----        ----        ----          ----
Point of sale and banking      $ 5,553      $4,734      $20,745      $18,475
Gaming and lottery               9,107       4,429       31,353       20,986
                               -------      ------      -------      -------
  Total net sales              $14,660      $9,163      $52,098      $39,461
                               =======      ======      =======      =======

a. Charges to cost of sales in connection with the estimated expense for the use of certain third party patented technology prior to December 31, 2002.

b. Restructuring charges related to the lease costs associated with the closure of the Company's Wallingford, CT manufacturing facility.

c. The tax effect on the adjustments was calculated using a tax rate of 35.2% for the 2003 periods presented and 36.0% for the 2002 periods presented.

                       TRANSACT TECHNOLOGIES INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                     Year ended December 31,                      Year ended December 31,
(In thousands, except per share amounts)                     2003                                           2002
                                              ------------------------------------       -----------------------------------------
                                                GAAP        Adjust-      Pro Forma         GAAP            Adjust-       Pro Forma
                                                Basis        ments         Basis           Basis            ments          Basis
                                              --------     --------      --------        --------        --------        --------
Net sales                                     $ 52,098     $     --      $ 52,098        $ 39,461        $     --        $ 39,461
Cost of sales                                   36,555         (740)a      35,815          29,245            (160)a        29,085
                                              --------     --------      --------        --------        --------        --------
Gross profit                                    15,543          740        16,283          10,216             160          10,376
                                              --------     --------      --------        --------        --------        --------
     Gross margin                                 29.8%         1.4%         31.2%           25.9%            .04%           26.3%
Operating expenses:
   Engineering, design and product                               --
    development costs                            2,276                      2,276           2,025              --           2,025
   Selling and marketing expenses                4,968           --         4,968           4,027              --           4,027
   General and administrative expenses           4,483           --         4,483           4,190              --           4,190
   Business consolidation and
    restructuring expenses                       1,128       (1,128)b          --             958            (958)b            --
                                              --------     --------      --------        --------        --------        --------
                                                12,855       (1,128)       11,727          11,200            (958)         10,242
                                              --------     --------      --------        --------        --------        --------
Operating income (loss)                          2,688        1,868         4,556            (984)          1,118             134
                                              --------     --------      --------        --------        --------        --------
Other income (expense):
   Interest, net                                  (210)          --          (210)           (192)             --            (192)
   Write-off of deferred financing costs          (103)          --          (103)             --              --              --
   Other, net                                     (122)          --          (122)             94              --              94
                                              --------     --------      --------        --------        --------        --------
                                                  (435)          --          (435)            (98)             --             (98)
                                              --------     --------      --------        --------        --------        --------
Income (loss) before income taxes                2,253        1,868         4,121          (1,082)          1,118              36
Income taxes (benefit)                             725          658 c       1,383            (390)            402 c            12
                                              --------     --------      --------        --------        --------        --------
Net income (loss)                                1,528        1,210         2,738            (692)            716              24
Dividends and accretion on preferred
 stock                                            (358)          --          (358)           (358)             --            (358)
                                              --------     --------      --------        --------        --------        --------
Net income (loss) available to common
 shareholders                                 $  1,170     $  1,210      $  2,380        $ (1,050)       $    716        $   (334)
                                              ========     ========      ========        ========        ========        ========
Net income (loss) per share:
     Basic                                    $   0.20                   $   0.41        $  (0.19)                       $  (0.06)
                                              ========                   ========        ========                        ========
     Diluted                                  $   0.19                   $   0.38        $  (0.19)                       $  (0.06)
                                              ========                   ========        ========                        ========
Shares used in per share calculation:
     Basic                                       5,793                      5,793           5,636                           5,636
                                              ========                   ========        ========                        ========
     Diluted                                     6,223                      6,223           5,636                           5,636
                                              ========                   ========        ========                        ========

a. Charges to cost of sales in connection with the estimated expense for the use of certain third party patented technology prior to December 31, 2002.

b. Restructuring charges related to the lease costs associated with the closure of the Company's Wallingford, CT manufacturing facility.

c. The tax effect on the adjustments was calculated using a tax rate of 35.2% for the 2003 periods presented and 36.0% for the 2002 periods presented.


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